Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FMC Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-18383, 333-69805, 333-69714, 333-111456, 333-172387 and 333-172388) and the registration statements on Form S-3 (Nos. 333-165066 and 333-59543) of FMC Corporation of our reports dated February 20, 2012, with respect to the consolidated balance sheets of FMC Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, cash flows, changes in equity and comprehensive income for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of FMC Corporation.

/s/ KPMG LLP
Philadelphia, Pennsylvania
February 20, 2012